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                                                                     EXHIBIT 12
                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                     Nine Months                                 Years Ended December 31,
                                 Ended September 30,    ----------------------------------------------------------------------------
                                        2001
                                     (Unaudited)          2000            1999             1998           1997            1996
                                      ---------           ----            ----             ----           ----            ----
Earnings:
    Pretax income from
     continuing operations              $    1,248      $     3,908     $     3,438     $     2,925     $     2,750     $     2,664
    Interest expense                         2,303            2,952           2,178           2,224           2,122           2,160
    Other adjustments                          130              163             151             124             127             139
                                        ----------      -----------     -----------     -----------     -----------     -----------
Total earnings (a)                      $    3,681      $     7,023     $     5,767     $     5,273     $     4,999     $     4,963
                                        ----------      -----------     -----------     -----------     -----------     -----------

Fixed charges:
    Interest expense                    $    2,303      $     2,952     $     2,178     $     2,224     $     2,122     $     2,160
    Other adjustments                          128              165             152             129             129             130
                                        ----------      -----------     -----------     -----------    ------------     -----------
Total fixed charges (b)                 $    2,431      $     3,117     $     2,330     $     2,353     $     2,251     $     2,290
                                        ----------      -----------     -----------     -----------    ------------     -----------

Ratio of earnings to
    fixed charges (a/b)                       1.51             2.25            2.48            2.24            2.22            2.17

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.